Exhibit 99.3

AÉROPOSTALE, INC. ANNOUNCES JULIAN R. GEIGER TO REJOIN COMPANY AS
CHIEF EXECUTIVE OFFICER

New York, New York, August 18, 2014 – Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced that Julian R. Geiger has rejoined the Company as Chief Executive Officer, effective immediately. Mr. Geiger also will continue to serve as a member of the Company’s Board of Directors. Aéropostale’s Board of Directors and Thomas P. Johnson, mutually agreed that Mr. Johnson will step down from his role as Chief Executive Officer and director of the Company. Mr. Johnson has agreed to remain available for the Company to ensure a smooth transition.

Karin Hirtler-Garvey, Chairperson of Aéropostale’s Board of Directors, stated, “Julian’s previous service in the role of CEO combined with his passion for the Aéropostale brand make him an ideal choice to lead this organization. Julian was the leader of Aéropostale’s strategic direction during a period of significant growth, and we are confident in his enthusiasm for the business, his understanding of today’s teen retail marketplace and his intuition regarding teen fashion. We are pleased to have Julian back to help guide Aéropostale, Inc. and further enhance each of the Company’s sales channels.”

“During his tenure as CEO, Tom led the Company’s strategy to increase its focus on fashion and better connect with today’s teen consumer,” continued Ms. Hirtler-Garvey. “Tom’s leadership and commitment over the past 22 years has helped to establish Aéropostale as one of the leading teen retailers. On behalf of the Board and the entire Aéropostale family, I would like to thank Tom for his many contributions in developing the Company’s brands and special culture.”

Mr. Johnson commented, “I am incredibly honored to have served as CEO of Aéropostale and worked with such an amazing team of people who are as passionate about the Company as I am. Having spent more than half of my retail career at Aéropostale, it has been incredibly rewarding to see the company grow from a few domestic stores to a global business. I am confident that the strength of the Aéropostale brand and the transformational initiatives we have executed over the past year, including the recent financing and comprehensive cost reduction plan, have set a strong path for Aéropostale to compete successfully in an evolving teen retail market.”

“My decision to return to Aéropostale to be its Chief Executive Officer is one that was easy to make,” said Mr. Geiger. “The opportunity for sales and profit growth; the ability to reinforce the Company’s special culture; and the chance to work closely with, and influence, the management team and the field organization combine to create a compelling and dynamic challenge. It is with enormous excitement that I prepare to lead the Aéropostale team into a future filled with optimism and opportunity.”

Updates Second Quarter 2014 Outlook

For the second quarter of fiscal 2014, net sales decreased 13% to $396.2 million, from $454.0 million a year ago. Comparable sales, including the e-commerce channel, for the second quarter decreased 13% compared to the corresponding 13-week period ended August 3, 2013.

The Company now expects its second quarter operating loss to be in the range of approximately $61.0 to $64.0 million. This translates to a net loss in the range of $0.80 to $0.83 per diluted share, which includes net charges totaling approximately $29.0 to $31.0 million or $0.37 to $0.39 per share (of which approximately $5 million relates to non-operating items), that were not previously reflected in the Company’s original second quarter guidance. The total charge includes asset impairment charges, a charge against net deferred tax assets, consulting fees for operational initiatives, consulting fees associated with our cost reduction plan, investment banking fees, and interest and fee expense related to the Company’s transaction with Sycamore Partners.

Excluding the charges, the Company expects its second quarter operating loss to be in the range of $36.0 to $38.0 million, or $0.42 to $0.45 per diluted share. This compares to the Company’s original guidance of operating losses in the range of $49.0 to $54.0 million, or a net loss in the range of $0.55 to $0.61.

The Company expects to announce second quarter earnings on Thursday, August 21, 2014 at 4:15 PM (EDT).

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 848 Aéropostale® stores in 50 states and Puerto Rico, 75 Aéropostale stores in Canada and 148 P.S. from Aéropostale® stores in 31 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 162 Aéropostale® and P.S. from Aéropostale stores in the Middle East, Asia, Europe, and Latin America. Since November 2012, Aéropostale, Inc. has operated GoJane.com, Inc., an online women’s fashion footwear and apparel retailer.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, COST SAVINGS, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ANY GROWTH STRATEGIES; RISKS ASSOCIATED WITH THE COMPANY'S ABILITY TO IMPLEMENT AND REALIZE THE ANTICIPATED BENEFITS OF THE COMPANY'S STRATEGIC INITIATIVES AND COST REDUCTION PROGRAM, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.